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EXHIBIT 2.1

AMENDMENT NUMBER TWO
TO
STOCK PURCHASE AND BARTER AGREEMENT'
BY AND BETWEEN

MAXWELL TECHNOLOGIES, INC.
AND
MONTENA SA

        This Amendment Number Two, dated as of the 12 day of August 2002 ("Second Amendment"), is entered into by and between Maxwell Technologies, Inc., a Delaware corporation ("Purchaser"), and Montena SA, a corporation governed by the laws of Switzerland ("Seller"), and amends that certain Stock Purchase and Barter Agreement, dated May 30, 2002, by and between Purchaser and Seller, as amended by Amendment Number One to Stock Purchase and Barter Agreement dated as of June 28, 2002 ("First Amendment"), by and between Purchaser and Seller. Such Stock Purchase and Barter Agreement and First Amendment are referred to herein collectively as the "Agreement"). Capitalized terms used in this Second Amendment but not defined herein shall bear the meanings provided in the Agreement.

RECITALS

        A.    Purchaser and Seller entered into the Agreement providing for the purchase by Purchaser of the outstanding shares of Montena Components Ltd., a corporation governed by the laws of Switzerland ("Company"), held by Seller.

        B.    Purchaser and Seller closed the transactions contemplated under the Agreement on July 5, 2002.

        C.    Purchaser and Seller desire to amend certain provisions of the Agreement pertaining to future events and obligations as set forth in this Second Amendment.

AMENDMENTS

        1.    Closing Loan.    The parties agree that the Closing Loan provided for in Section 5.5 of the Agreement and entered into at the Closing shall be fully satisfied by the reconveyance of the Pledged Stock to Purchaser. Accordingly, the parties hereby agree to such satisfaction of the Closing Loan and such reconveyance of the Pledged Stock. Upon such reconveyance, all obligations of Seller under the Note shall be deemed satisfied and terminated. Purchaser shall mark the Note canceled and return the original of the Note so marked to Seller, and Seller shall execute a stock assignment to effect the reconveyance of the Pledged Stock.

        2.    Section 1.4 "Value Support" is hereby amended in its entirety as follows:

          "1.4 Value Support. Provided that the Company achieves total sales in excess of $20M for the twelve-month period ended June 30, 2003, Purchaser will provide the following share value support to Seller:

      To the extent that each share of Purchaser stock issued as part of the Purchase Price (plus any stock of Purchaser's subsidiary, PurePulse Technologies, Inc., subsequently received as a distribution with respect to Purchaser stock) held by Seller on September 1, 2003 has a market value (based on the average 30 trading-day closing price ending on September 1, 2003—the "30 Day Measurement Price") of less than $9 per share, then Purchaser will provide to Seller additional consideration equal, in total value, to (i) the difference between $9 and the 30 Day Measurement Price multiplied by (ii) such number of shares held by Seller on September 1, 2003; provided, however, that such additional consideration will in no event be greater than 500,000 shares of Purchaser common stock (based on the 30 Day Measurement Price) or cash equal in value to 500,000 shares of Purchaser common stock valued at the 30 Day Measurement Price. Such additional consideration may be provided by Purchaser (at the sole discretion of Purchaser) in cash or in shares of Purchaser common stock, subject to the following conditions: Purchaser shall provide such additional consideration in shares of Purchaser common stock only if the authority for such issuance has been approved by the shareholders of Purchaser, and in the event that Seller votes its shares of Purchaser common stock on such matter, Seller agrees to vote such shares to approve the use of Purchaser common stock as the additional consideration."

              2.    Except as specifically set forth in this Second Amendment, each and every term, condition and provision of the Agreement remains unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

MONTENA SA
By:	/s/ JOSE CORTES
	Name:	Jose Cortes
	Title:	Chairman of the Board
By:	/s/ MARTIN SCHUTT
	Name:	Martin Schutt
	Title:	Member of the Board of Directors
"Seller"
MAXWELL TECHNOLOGIES, INC.
By:	/s/ CARLTON J. EIBL
	Name:	Carlton J. Eibl
	Title:	Chief Executive Officer
"Purchaser"

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AMENDMENT NUMBER TWO TO STOCK PURCHASE AND BARTER AGREEMENT' BY AND BETWEEN MAXWELL TECHNOLOGIES, INC. AND MONTENA SA